Exhibit 99.1

Lument Finance Trust Announces Completion of Reverse Stock Split

NEW YORK, September 9, 2026 /PRNewswire/ — Lument Finance Trust, Inc. (NYSE: LFT) (“we”, “LFT” or “the Company”) announced today that its previously announced 1-for-10 reverse stock split of common stock was completed following the close of business today. The Company's common stock will continue to trade on the New York Stock Exchange under the symbol "LFT" and, starting on September 10, 2026, will trade on a post-split basis under a new CUSIP number: 55025L306.

Following the close of business on September 9, 2026, every ten issued and outstanding shares of the Company's common stock were converted into one share of the Company's common stock. As a result of the reverse stock split, the number of outstanding shares of the Company's common stock was reduced from 52,564,062 to approximately 5,256,400.

No fractional shares of common stock will be or remain issued, and each stockholder otherwise entitled to a fractional share as a result of the reverse stock split will be entitled to receive in lieu of a fractional share cash in an amount equal to the fraction of a share multiplied by $6.959 The reverse stock split applied to all of the Company's outstanding shares of common stock and therefore did not affect any stockholder's relative ownership percentage or proportional voting power, except for de minimis changes resulting from the payment of cash in lieu of fractional shares.

Stockholders of record will receive information from Equiniti Trust Company, LLC, the Company's transfer agent ("Equiniti"), regarding their stock ownership following the reverse stock split and applicable payments of cash in lieu of fractional shares. Stockholders were not required to take any action to effectuate the exchange of their shares.

About LFT

LFT is a Maryland corporation focused on investing in, financing and managing a portfolio of commercial real estate debt investments. The Company primarily invests in transitional floating rate commercial mortgage loans with an emphasis on middle-market multi-family assets.

LFT is externally managed and advised by Lument Investment Management, LLC, a Delaware limited liability company.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s website at sec.gov, the Company website at lumentfinancetrust.com, or by directing requests to: Lument Finance Trust, 230 Park Avenue, 20th Floor, New York, NY 10169, Attention: Investor Relations.

Investor Relations Contact:

James Briggs
Chief Financial Officer
(212) 521-6323
james.briggs@lument.com

Media Contact:
Tyler Howard
Associate Director
(513) 403-1911
tyler.howard@lument.com